Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Joe Giordano, CFO & Treasurer
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

FRANK CRESPO AND KIERAN O’SULLIVAN ELECTED TO DREW INDUSTRIES’ BOARD OF DIRECTORS

Elkhart, Indiana - May 21, 2015 - Drew Industries Incorporated (NYSE: DW), a leading supplier of components for the recreational vehicle and adjacent industries, today announced that Frank Crespo and Kieran O’Sullivan were elected by stockholders to the Company’s Board of Directors.
Crespo, 53, is Vice President and Chief Procurement Officer of Caterpillar, Inc., the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. Prior to his tenure at Caterpillar, he served as Vice President and Chief Procurement Officer of Honeywell International, Inc., a worldwide diversified technology and manufacturing leader. Crespo’s career spans more than 25 years, during which he held executive and leadership positions in procurement, supply chain and logistics.
Crespo earned a Bachelor of Science degree in Engineering with concentration in Applied Science from the U.S. Naval Academy and a Masters of Business Administration degree from Harvard University.
O’Sullivan, 53, is Chairman, Chief Executive Officer and President of CTS Corporation, a global leader in the design and manufacturing of a diverse array of electronic components, sensors and actuators. Previously, he worked at Continental AG, where he served as Executive Vice President and General Manager of the company’s Infotainment & Connectivity division. Over the course of his career, including more than 16 years with automotive industry-related companies, O’Sullivan held several executive and leadership positions.
O’Sullivan earned a Bachelor of Science degree in Engineering from the University of Limerick (Ireland) and a Masters of Business Administration degree from University College Dublin (Ireland).
“We are delighted to welcome Frank Crespo to our Board,” said Jim Gero, Chairman of Drew’s Board of Directors. “His multifaceted understanding of our industry, strong leadership skills and strategic experience will be of significant benefit to Drew.”
Gero added, “Kieran O’Sullivan is a talented executive with deep automotive experience, and we are excited about his addition to our Board. His leadership abilities and experience focusing on long-term sustainability, growth and profitability will add immediate value to our Company, stakeholders and customers.”
Crespo and O’Sullivan join directors James Gero, Jason Lippert, Leigh Abrams, Fred Hegi, David Reed, Jack Lowe and Brendan Deely on the Company’s Board, each for a one-year term ending at the next annual election of directors.

About Drew Industries
From 41 factories located throughout the United States and Canada, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading manufacturers of recreational vehicles and manufactured homes, and to a lesser extent supplies components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; axles and suspension solutions; slide-out mechanisms and solutions;

thermoformed bath, kitchen and other products; windows; manual, electric and hydraulic stabilizer and leveling systems; chassis components; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and slide toppers; other accessories; and electronic components. Additional information about Drew and its products can be found at www.drewindustries.com.

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